UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2016

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Penobscot Drive, Redwood City, California	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 556-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2016, the Board of Directors of Genomic Health, Inc. (the “Company”) increased the authorized number of members of the Board of Directors of the Company to eight and elected Geoffrey M. Parker a member of the Board of Directors of the Company.  In addition, Mr. Parker will serve on the Audit Committee of the Board of Directors.

Mr. Parker served as the Executive Vice President and Chief Financial Officer of Anacor Pharmaceuticals, Inc., a biopharmaceutical company focused on small-molecule therapeutics, from May 2014 to May 2015 and was Senior Vice President and Chief Financial Officer at Anacor from September 2010 to May 2014. From April 1997 to April 2009, Mr. Parker was a Vice President, Managing Director and Partner at the global investment banking and securities firm Goldman, Sachs & Co., leading their West Coast Healthcare Investment Banking practice during this time. Mr. Parker also served in various capacities with Goldman, Sachs & Co. from 1990 to 1995 and 1986 to 1988. From 1995 to 1997, Mr. Parker was Vice President at Feibusch & Co., a venture capital firm in Larkspur, California. Mr. Parker is currently a member of the board of directors of ChemoCentryx, Inc. and Sunesis Pharmaceuticals, Inc. Mr. Parker received an A.B. from Dartmouth College in Engineering Sciences and Economics and an M.B.A. from the Stanford Graduate School of Business.

As a non-employee director of the Company, Mr. Parker will be entitled to the same cash and equity compensation paid by the Company to each of its non-employee directors, as described in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders filed on April 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2016

GENOMIC HEALTH, INC.

By	/s/ Jason W. Radford
Name:	Jason W. Radford
Title:	Chief Legal Officer